Exhibit 10.1

NTN Buzztime, Inc. 2014

AMENDED & restated Incentive Bonus Plan

Chief Operating Officer (“Executive”)

(1) Bonus. Subject to the other terms of this NTN Buzztime, Inc. 2014 Amended & Restated Incentive Bonus Plan (this “Plan”), the incentive bonus amount (the “Bonus”) that Executive may earn for the 2014 fiscal year (the “Fiscal Year”) is as follows (it being agreed and acknowledged that the dollar amounts take into account that Executive became employed by the Company on a full-time basis on April 21, 2014):

(a)	A bonus of up to $35,438 if NTN Buzztime, Inc. (the “Company”) achieves certain revenue goals that will be determined and approved by the Company’s board of directors (the “Board”).

(b)	A bonus of up to $11,813 if the Company achieves operational cost budgets that will be determined and approved by the Board.

(c)	A bonus of up to $15,750 if the Company is able to significantly improve consumer engagement. The criteria used to determine whether consumer engagement is significantly improved will be determined and approved by the nominating and corporate governance/compensation committee of the Board (the “Committee”).

(d)	A discretionary bonus of up to $15,750 as determined by the Company’s chief executive officer and approved by the Committee.

The dollar amounts set forth in paragraphs (a), (b), (c) and (d) above (the “Target Amounts”) represent the maximum amount of the Bonus that may be paid under this Plan.

The amount of the Bonus that will be earned with respect to paragraphs (a), (b), and (c) above will be based on (1) the achievement of performance metrics (i.e., revenues, operational cost budgets and consumer engagement) for the Fiscal Year (the “Performance Metrics”) determined by the Board or the Committee, as applicable, and (2) the Company’s earnings before interest, tax, depreciation and amortization (“EBITDA”) for the Fiscal Year.

The Board or the Committee will establish a schedule that will set forth (A) ranges of the Performance Metrics and the associated payout percentage if the Performance Metrics falls within such range (the “Performance Payout Percentage”), and (B) ranges of EBITDA and the associated payout percentage if the EBITDA falls within such range (the “EBITDA Percentage”).

The actual amount of the Bonus that will be earned with respect to paragraphs (a), (b), and (c) above will be calculated by multiplying the applicable Target Amount by the applicable Performance Payout Percentage, multiplied by the EBITDA Percentage.

(2) Time of Payment. The Bonus, if any, will be paid on or before March 15, 2015, with the exact date to be determined by the Company (such date the “Payout Date”). To earn and to be paid the Bonus, Executive must be employed with the Company on the Payout Date.

(3) Form of Payment. If the amount of the Bonus earned and payable in the aggregate represents 10% or more of the Company’s cash balance as of the end of the Fiscal Year or the Payout Date, the Company has the discretion to pay all or any portion of the Bonus with shares of its common stock.

(4) Termination of Employment. If Executive’s employment with the Company terminates for any reason prior to the Payout Date, this plan shall automatically terminate and the rights and obligations hereunder shall automatically terminate without consideration upon such termination of employment.

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(5) Miscellaneous.

(a)	Taxes. Executive shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations (including without limitation federal, state, local and foreign taxes) that arise in connection with this Plan and the payment of the Bonus. The Company shall not be required to make any payment under the Plan until such obligations are fully satisfied and the Company shall, to the maximum extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to Executive.

(b)	Unfunded Plan. The Plan shall be unfunded. Although bookkeeping accounts may be established with respect to this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by payments under this Plan, nor shall this Plan be construed as providing for such segregation, nor shall the Company be deemed to be a trustee of cash to be awarded under the Plan.

(c)	Liability of Company. The Company (or members of its board of directors or any committee thereof) shall not be liable to Executive or other persons as to any unexpected or adverse tax consequence or any tax consequence expected, but not realized, by Executive or other person due to the grant, receipt, or settlement of any granted hereunder.

(d)	Reformation. In the event any provision of this Plan shall be held illegal or invalid for any reason, such provisions will be reformed by the Company if possible and to the extent needed in order to be held legal and valid. If it is not possible to reform the illegal or invalid provisions then the illegality or invalidity shall not affect the remaining parts of this Plan, and this Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

(e)	Governing Law. This Plan shall be construed in accordance with and governed by the laws of the State of California, but without regard to its conflict of law provisions. Any dispute related to this Plan shall be presented and determined in such forum as the Company may specify, including through binding arbitration.

(f)	Assignment. No interest in this Plan may be transferred, assigned, pledged or hypothecated by Executive during his lifetime, whether by operation of law or otherwise, nor may the interest of Executive hereunder (or the Bonus) be anticipated, assigned, attached, garnished, optioned, transferred or made subject to any creditor's process, whether voluntarily, involuntarily or by operation of law, or be made subject to execution, attachment or similar process. Any act in violation of this paragraph shall be null and void.

(g)	Section 409A. Notwithstanding anything in the Plan to the contrary, the Plan is intended to be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and shall be interpreted in a manner consistent with such intention. In the event that any provision of the Plan is determined by the Company to not comply with the applicable requirements of Code Section 409A or the applicable regulations and other guidance issued thereunder, the Company shall have the authority to take such actions and to make such changes to the Plan as it deems necessary to comply with such requirements. Any payment made pursuant to this Plan shall be considered a separate payment and not one of a series of payments for purposes of Code Section 409A. While it is intended that all payments and benefits provided under the Plan will be exempt from (or comply with) Code Section 409A, the Company makes no representation or covenant to ensure that the payments under the Plan are exempt from or compliant with Code Section 409A. In no event whatsoever shall the Company be liable if a payment or benefit under the Plan is challenged by any taxing authority or for any additional tax, interest or penalties that may be imposed on the Executive by Code Section 409A or any damages for failing to comply with Code Section 409A. The Executive will be entirely responsible for any and all taxes on any benefits payable to the Executive as a result of the Plan.

(h)	Retention Rights. This Plan shall not be deemed to give Executive a right to remain employed or otherwise in service with the Company. The Company reserves the right to terminate the employment of Executive at any time, and for any reason, subject to applicable laws and a written employment agreement (if any).

(i)	Successor Provision. Any reference to a statute, rule or regulation, or to a section of a statute, rule or regulation, is a reference to that statute, rule, regulation, or section as amended from time to time, both before and after the date hereof and including any successor provisions.

Plan Acknowledgement

I acknowledge that I received, read, understand and agree to be bound by the NTN Buzztime. Inc. 2014 Amended and Restated Incentive Bonus Plan.

Robert Cooney

Print Employee Name

/s/ Robert Cooney

Employee Signature

June 6, 2014

Date

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